Exhibit 99.1

E-WASTE SYSTEMS APPOINTS PAUL HAFT TO EXECUTIVE TEAM

Named VP Operations, and COO EWSO

LONDON & COLUMBUS, OH – 15 February 2012 – E-Waste Systems, Inc. (OTC BB: EWSI) announced today that Paul Haft has agreed to join its executive team as VP Operations and COO of its E-Waste Systems (OH) subsidiary.

Mr. Haft, a veteran in e-waste and plastics recycling, will oversee all production and operations functions and will manage the operational integration of acquisitions.  He will also implement all the systems and processes for the thought-leading business development initiatives which EWSI launched after completing it’s acquisition in Ohio.

EWSI’s strategy includes acquiring quality enterprises with innovative management, who share the commitment to providing compliant, cost-effective and environmentally-responsible services for e-waste reverse logistics and recycling. Through acquisitions; thought leading business development; and Fair Trade E-waste solutions, EWSI expects to extend its reach and offering; to apply best practice professional management; and to invest in state-of-the-art technology.

“We are thrilled to have Paul join our team.” Martin Nielson, CEO, EWSI stated. “He is an extremely talented professional who brings excellent knowledge and a great personality to our team.”  Mr. Haft previously was an executive  at Ohio E-Waste, and two other recycling operations, and was instrumental in opening and operating recycling plants both in the US and internationally and has done business in Central/South America, Europe and Asia.  The early stages of his career included stints in the law profession and in telecomm’s where he was an award winning professional with MCI Worldcom in Virginia.  He earned two BS degrees, studied for an MS in Applied Economic Science, and did overseas studies in Spain.  He also speaks fluent Spanish.

The contract is nearing completion and is expected to be finalized in the next few days.

About E-Waste Systems:

Headquartered in London, where e-waste regulations are the most stringent in the world, EWSI aims to be a leading provider of e-waste related services in key jurisdictions globally. Blumberg Associates estimates the sector at $55B annually as legislation mandates that e-waste can no longer be landfilled. OEM’s, retailers and users are increasingly responsible for end-of-life management of e-waste, while Corporate Social Responsibility demands highly compliant, professional solution providers. The industry is also highly fragmented and EWSI considers these elements as an attractive environment for its buy, build, and upgrade strategy. Visit www.ewastesystems.com

Forward-Looking Statement:

Herein, regarding EWSI’s future results or actions, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect”, etc. are’ forward-looking statements’ within the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially, including, but not limited to, future capital needs, changes, delays, or market acceptance.

Media Contact:

Martin Nielson, CEO
E-Waste Systems, Inc.  +1 650 283 2907
mnielson@ewastesystems.com